Exhibit 5.1


                    Robert N. Wilkinson, Esq.
                         ATTORNEY AT LAW
                  EAGLE GATE BUILDING SUITE 2002
                       60 EAST SOUTH TEMPLE
                     SALT LAKE  CITY, UTAH  84111
                       TEL. (801) 533-9645
                        FAX (801) 220-0625


December 23, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

    Re:   Registration and Issuance of Twinview, Inc.
          Common Stock

Gentlemen:

     I have acted as counsel to Twinview, Inc. (the "Company") in providing this opinion with respect to the issuance of One Hundred Fifty Thousand (150,000) shares minimum and Three Hundred Fifty Thousand (350,000) shares maximum of the Company's common stock (the "Shares") pursuant to the terms and conditions of the Company's Registration Statement on Form SB-2 (the "Registration Statement").

     In connection with this representation, I have examined the original, or copies identified to my satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to my opinion contained in this letter. I have also relied as to certain matters of fact upon representations made to me by officers and agents of the Company. Based upon and in reliance on the foregoing, it is my opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware.

     2. The Shares will be, when issued in accordance with the Company's Registration Statement and the related Prospectus, duly and validly issued and fully paid and non-assessable under the General Corporation Law of Delaware; and the shareholders of the Company have no preemptive rights to acquire additional shares of the Company's common stock in respect to the Shares.

    Sincerely yours,

    /s/ Robert N. Wilkinson

    Robert N. Wilkinson